NEWS RELEASE
For Immediate Release:
July 8, 2026

Sterling Announces Extension and Expansion of Credit Facility to $1.5 Billion

THE WOODLANDS, TX – July 8, 2026 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling," "we," "our" or "the Company") today announced that it entered into a second amendment and restatement of its credit agreement, which, among other things, extends the maturity of its credit facility to July 2031, expands the size of the credit facility, and provides additional flexibility for ongoing and future operations.
The amended credit agreement replaces the existing term loan and revolving credit facilities (the "existing credit facilities") and will initially provide for revolving borrowings of up to $1.5 billion. This represents an increase in borrowing capacity of $1.05 billion compared to the existing credit facilities. The credit agreement amendment was led by BMO Capital Markets Corp., as Joint Lead Arranger and Joint Book Runner, and BMO Bank N.A., as Administrative Agent. The syndication process resulted in new and expanded lender participation from a diversified group of leading national and regional financial institutions.
The facility will be used for, among other things, refinancing and prepaying existing indebtedness, capital expenditures, permitted acquisitions, and other general corporate purposes.
Additional features of the amended facility include: (i) an increase in the base amount of the incremental facility from $400 million to $500 million, (ii) a reduction in the interest rate by eliminating the 10-basis point SOFR adjustment and further reducing the overall pricing margins based on our Total Net Leverage Ratio and (iii) generally less restrictive covenants.
CFO Remarks
“The expansion and extension of our credit facility reflects the confidence that our lending partners share in our long-term strategy and outlook,” stated Nick Grindstaff, Sterling’s CFO. "We appreciate the confidence and support from our lending group, whose partnership is instrumental in supporting our growth."
Mr. Grindstaff continued, “This enhanced credit facility further strengthens our financial flexibility, providing additional capacity to invest in organic growth, pursue strategic M&A, and capitalize on the significant opportunities across our end markets. With our strong balance sheet and ample liquidity, we believe we are well positioned to execute our strategy and continue creating value for our shareholders.”
About Sterling
Sterling Infrastructure, Inc., operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services and mission-critical electrical services for data centers, semiconductor fabrication, manufacturing, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, "We build and service the infrastructure that enables our economy to run, our people to move and our country to grow."

Company Contact:
Sterling Infrastructure, Inc.
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
Noelle.Dilts@strlco.com